Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-149433 and 333-140035 of  Polonia Bancorp on Form S-8 of our report dated March 24, 2008, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-KSB for the year ended December 31, 2007.

/s/ S.R. Snodgrass, A.C.
Wexford, PA
March 24, 2008